As filed with the Securities and Exchange Commission on October 19, 2011

Registration No. 333-157705

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1 TO FORM S-8 (NO. 333-157705)

POST-EFFECTIVE AMENDMENT NO 1 TO FORM S-8 (NO. 333-133520)

POST-EFFECTIVE AMENDMENT NO 1 TO FORM S-8 (NO. 333-125281)

POST-EFFECTIVE AMENDMENT NO 1 TO FORM S-8 (NO. 333-121079)

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL CROSSING LIMITED

(n/k/a Level 3 GC Limited)

(Exact name of registrant as specified in its charter)

Bermuda	98-0407042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Wessex House, 1st Floor 45 Reid Street Hamilton, Bermuda	HM 12
(Address of Principal Executive Offices)	(Zip Code)

2003 Global Crossing Limited Stock Incentive Plan

STT Communications Ltd Share Option Plan 2004

(Full title of the plans)

John M. Ryan, Esq.

Executive Vice President, General Counsel and Assistant Secretary

1025 Eldorado Blvd.

Broomfield, Colorado   80021

(720) 888-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of agent for service)

Copies to:

David K. Boston

Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On October 4, 2011, pursuant to the Agreement and Plan of Amalgamation, dated April 10, 2011, among Level 3 Communications, Inc., a Delaware corporation (“Level 3”), Apollo Amalgamation Sub, Ltd., a Bermuda exempted limited liability company and wholly owned subsidiary of Level 3 (“Amalgamation Sub”) and Global Crossing Limited (n/k/a Level 3 GC Limited), a Bermuda exempted limited liability company (Global Crossing Limited, “Global Crossing”, and Level 3 GC Limited, the “Company”), Amalgamation Sub and Global Crossing amalgamated in accordance with Bermuda law (the “Amalgamation”) and continued as the Company, a Bermuda exempted limited liability company.

As a result of the Amalgamation, the offerings under the Registration Statements on Form S-8 (Nos. 333-157705, 333-133520, 333-125281 and 333-121079) (collectively, the “Registration Statements”), which registered the sale of an aggregate of 20,178,261 shares of common stock, par value $0.01 per share, of the Company (“Shares”), have been terminated.  In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unissued at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statements which remained unissued as of the effective time of the Amalgamation.  In connection with the offerings, the Company issued a total of 18,684,157 Shares.  Therefore, the Company is, by post-effective amendment, removing from registration the remaining 1,494,104 Shares that were registered but not issued.  The respective Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 19th day of October 2011.

LEVEL 3 GC LIMITED (as successor to Global Crossing Limited)

By:	/s/ Neil J. Eckstein
Name:	Neil J. Eckstein
Title:	Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Q. Crowe	Director	October 19, 2011
James Q. Crowe

	Director	October 19, 2011
Jeff K. Storey

/s/ John M. Ryan	Director and President	October 19, 2011
John M. Ryan	(Principal Executive Officer)

/s/ Sunit S. Patel	Executive Vice President and Chief	October 19, 2011
Sunit S. Patel	Financial Officer
(Principal Financial Officer)

/s/ Eric J. Mortensen	Senior Vice President and Controller	October 19, 2011
Eric J. Mortensen	(Controller)

Authorized Representative in the United States:

/s/ Neil J. Eckstein	Senior Vice President	October 19, 2011
Neil J. Eckstein